FORM OF LEGALITY OF SHARES OPINION
EXHIBIT 11

Reed Smith LLP
Reed Smith Centre
225 Fifth Avenue
Suite 1200
Pittsburgh, PA 15222
412.288.3131
Fax 412.288.3063
August 15, 2011

The Trustees of
Federated Asset Allocation Fund
4000 Ericsson Drive
Warrendale, PA 15086-7561

Ladies and Gentlemen:

Federated Asset Allocation Fund (the “Fund”) proposes to acquire the assets of Federated Balanced Allocation Fund, a portfolio of Federated Managed Allocation Portfolios, in exchange for Class A Shares, Class B Shares and Class C Shares of the Fund (“Shares”) pursuant to the Agreement and Plan of Reorganization dated _____, 2011 ("Agreement"), included as an exhibit to the registration statement of the Trust filed on Form N-14  under the Securities Act of 1933, as amended ("N-14 Registration").

As counsel we have reviewed the appropriate documents relating to the organization of the Trust, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the Declaration of Trust (“Declaration”) and the Bylaws of the Trust, and such other documents and records deemed relevant for the purpose of rendering this opinion.  We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

Based upon the foregoing, it is our opinion that:

1. The Fund is duly organized and validly existing pursuant to the Declaration.

2.
The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Declaration upon receipt of consideration sufficient to comply with the provisions of the Declaration and subject to compliance with the 1940 Act, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

                                                                    Very truly yours,

                                                       Reed Smith LLP